Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•                  Form S-8 (File No. 333-55773), pertaining to the Aon Stock Award Plan and Aon Stock Option Plan, Aon 1998 Employee Stock Purchase Plan and the Rath & Strong, Inc. Employees’ Stock Bonus Plan;

•                  Form S-8 (File No. 333-103344), pertaining to the Aon Stock Incentive Program;

•                  Form S-8 (File No. 333-106584), pertaining to the Aon Deferred Compensation Plan;

•                  Form S-8 (File No. 333-145928), pertaining to the Aon Stock Incentive Program;

•                  Form S-8 (File No. 333-145930), pertaining to the Employment Agreement between Aon Corporation and Gregory C. Case;

•                  Post Effective Amendment No. 1 on Form S-8 to Form S-4 (File No. 333-168320), pertaining to the Amended and Restated Global Stock and Incentive Compensation Plan of Hewitt Associates, Inc.;

•                  Form S-8 (File No. 333-174788), pertaining to the Aon Corporation 2011 Stock Incentive Plan and Aon Corporation 2011 Employee Stock Purchase Plan; and

•                  Form S-8 (File No. 333-178906), pertaining to the Aon Savings Plan of our report dated February 24, 2012, except for Notes 20, 21, and 22 and the addition of the consolidated statements of comprehensive income, as to which the date is August 31, 2012, with respect to the consolidated financial statements of Aon Corporation for the year ended December 31, 2011, included in this Current Report on Form 8-K of Aon plc dated August 31, 2012, as well as our report dated February 24, 2012, on the effectiveness of internal control over financial reporting of Aon Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2011, of Aon Corporation filed with the Securities and Exchange Commission on February 24, 2012.

/s/ Ernst & Young LLP

Chicago, Illinois
August 31, 2012